FOR IMMEDIATE RELEASE
Contact Information:

At the Company:	EAS & Associates:
Gregory S. Skinner	Liz Saghi
Vice President Finance and CFO	(415) 816-8868
(650) 261-3677

 LANDEC CORPORATION ACQUIRES LIFECORE BIOMEDICAL

MENLO PARK, CA – May 3, 2010 – Landec Corporation (Nasdaq: LNDC), a materials science company that develops and markets patented polymer products for food, agriculture, personal care and drug delivery applications, today announced that it has acquired Lifecore Biomedical, Inc. from Warburg Pincus Private Equity IX, LP (“Warburg Pincus”).  When acquired by Warburg Pincus in March 2008, Lifecore was comprised of two divisions, the Dental Division and the Hyaluronan Division.  The Dental Division was merged into a Warburg Pincus portfolio company.  The Hyaluronan Division, now Lifecore, based in Chaska, MN, is a leading supplier of premium hyaluronan-based biomaterials for the medical and veterinary markets.  Lifecore hyaluronan biopolymers are used in a wide and ever-growing range of therapeutic treatments, including cataract surgery, degenerative joint disease, spinal defect filling, medical device coatings, cosmetic soft tissue enhancement and equine osteoarthritis, as well as in numerous research initiatives.

“The acquisition of Lifecore significantly advances our stated strategy to acquire a company that expands our capabilities in materials science, specifically in the area of biomaterials,” said Gary Steele, Chairman and CEO of Landec. “Hyaluronic acid (HA) is naturally present in the skin, cartilage and fluid of humans and provides lubricating, connective and shock absorbing functions in both joints and soft tissue.  Demand for premium, fermented hyaluronan in biomaterial applications is growing.  We view Lifecore’s hyaluronan biopolymers as a technology platform that can provide unique HA product innovations, as well as new products from potential synergies with Landec’s existing Intelimer® polymers.”

Lifecore’s President and CEO, Dennis J. Allingham, added, “We welcome the strategic acquisition of Lifecore by Landec, which strengthens our commitment to the development of technically advanced hyaluronan-based specialty medical products that can offer treatment advantages and compatibility within the human body.  We are excited about the potential opportunities to apply Landec’s knowledge of polymer technology to our new product concepts as a means to expand our product offerings, bring greater value to our customers and attract market-leading partners.”

Under the agreement, Landec acquired the stock of Lifecore for $40.0 million in cash and assumed debt of approximately $4.0 million.  In addition, the agreement includes a future cash earn-out potential for Warburg Pincus of up to $10.0 million based on Lifecore achieving certain financial targets during calendar years 2011 and 2012.  In conjunction with the acquisition, Landec secured bank financing of $20.0 million.  The financing has a five year term with a fixed interest rate of approximately 4.2%.  After the acquisition, Landec’s cash and marketable securities balance will be approximately $50.0 million.  As a result of this transaction, Landec will record approximately $2.9 million of acquisition related expenses during the fourth quarter of fiscal year 2010.

For Landec’s fiscal year 2011, which begins May 31, 2010, Lifecore’s revenues are projected to be in the range of $26 million to $28 million.  Before the impact on cost of sales from having to step-up inventory to fair market value and from any incentive stock compensation, Lifecore is expected to realize an average gross margin of approximately 50% and an EBITDA margin of approximately 27%, generating EBITDA in the range of $7.0 million to $8.0 million.  Under accounting guidance for business combinations, inventory must be recorded at its fair market value and thus the value of finished goods inventory, and in some instances work in process inventory, is stepped-up to fair market value.  The increase in the recorded value of the inventory results in lower margins upon the sale of the specific stepped-up inventory until that inventory is completely sold.  Landec is currently in the process of valuing the finished goods inventory and will know the amount of the step-up within the next 30 days.

“The acquisition of Lifecore is consistent with our stated strategy to acquire a company that expands our capabilities in materials science, and advances three additional stated objectives, which are (1) to invest in areas of growth outside of our food technology business, (2) to invest in areas of biomaterials that have potential synergies with Landec’s Intelimer polymers and (3) to make an acquisition that is accretive now and going forward.  Lifecore represents an important investment for Landec’s future innovation in the area of biomaterials.  Landec’s focus on profitable growth and positive cash generation allows us to selectively pursue and take advantage of growth opportunities that meet or exceed our criteria for achieving attractive returns on our investment,” stated Steele.

About Lifecore Biomedical

Lifecore Biomedical, based in Chaska, MN, develops, manufactures, and markets hyaluronan-based biomaterials in the form of compounds and several finished products for biomedical applications targeting both joints and soft tissue in ophthalmic, orthopedic and veterinary markets.  The compounds, used as components in medical devices, veterinary products and drugs, are available as sodium salts and as a viscous solution available in syringes, vials or bulk sterile containers.  The finished products include: (1) Lurocoat® Ophthalmic Viscoelastic for use in ophthalmic surgical procedures including cataract extraction and intraocular lens implantation, (2) Ortholure™ Orthopedic Viscosupplement for use in pain and restricted mobility indications due to degenerative and traumatic changes in synovial joints such as the knee, and (3) Corgel™ BioHydrogel research kits, a hyaluronan-based biocompatible hydrogel, initially developed at the Cleveland Clinic and now under an exclusive license agreement for numerous biomedical applications.  Lifecore primarily conducts its business through partnerships with strategic market leaders in various medical fields and through contract manufacturing alliances.  For more information visit Lifecore’s website at www.lifecore.com.

About Landec Corporation

Landec is a materials science company, leveraging its capability in polymer science and bio-application development in order to commercialize new products within a variety of life science fields, including food, agricultural, personal care and drug delivery applications.  With its Intelimer® polymers, Landec is able to customize its proprietary polymer materials for each application through the manipulation of their unique controlled release, temperature activation and/or biocompatibility properties.  Landec’s subsidiary, Apio Inc., has leveraged Landec’s BreatheWay® membrane to become the leader in US fresh-cut specialty vegetables.  Landec Ag offers a full solution of seed coatings and enhancements that work with the latest genetic technologies to drive continuous improvements in crop yield.  Through long-standing partnerships, Landec has commercialized dozens of personal care and adhesive products.  For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company's new products in the market place, the severity of the current economic slowdown, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, new product introductions, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 31, 2009 (See item 1A: Risk Factors).  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Grace Matthews, Inc. of Milwaukee, Wisconsin assisted Landec Corporation in completing this transaction. Grace Matthews provides merger, acquisition, and corporate finance advisory services to corporate and entrepreneurial clients. Grace Matthews' principals have successfully completed transactions on behalf of clients ranging from private, middle market companies to large foreign and U.S.-based multi-nationals. For more detailed information on Grace Matthews, Inc., visit www.gracematthews.com.